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BlackRock Innovation & Growth Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Richard Thiemann

Emmanuel Werthenschlag

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Boaz R. Weinstein (“Mr. Weinstein”) posted the tweets attached hereto as Exhibit 1 to his twitter account.  The first tweet included a link to Mr. Weinstein's interview with Bloomberg, the transcript of which is attached hereto as Exhibit 2. The second tweet included a link to a Business Wire news article published on June 7, 2023, reproduced here as Exhibit 3.

Exhibit 1

Exhibit 2

Boaz Weinstein – Bloomberg Invest Conference 2023

June 7, 2023

Lisa Abramowicz:

Hello, welcome. I'm so pleased to be here with Boaz Weinstein. Some of you may know who he is. He is the head of Saba Capital Management. He rose to prominence both as a derivatives trader at Deutsche Bank and then of course in 2012, being on the opposite side of the JP Morgan London Chief Investment Officer, which is known as London Whale, and has since won this year's institutional investor top credit, as well as activist hedge fund managers. He is here, and I've got to say, he is here the day after his 50th birthday. Boaz. I want to start with, it's been 35 years, when you were 15 years old, you fell in love with Wall Street. What's changed since then?

Boaz Weinstein:

You know, turning 50 does feel different, in case anyone's wondering who hasn't done it yet, than 49. And so I have been reflecting a bit. I thought about how I started on Wall Street. I was very lucky to get a job my sophomore year of college at Merrill Lynch after school full-time in the summer. And I basically spent those years thinking about Wall Street being on Wall Street and playing chess. And I woke up yesterday a little bit earlier in the rest of my family and I played five games of speed chess and thought about Wall Street. And I realized, for me at least 35 years later, basically nothing's changed. I'm still very passionate about Wall Street. I'm still passionate about chess and that’s who I am.

Lisa Abramowicz:

Well, how do you play chess at a moment like this or how do you use some of the lessons at a time of such incredible uncertainty when everyone's trying to figure out what the parameters are to even trade within?

Boaz Weinstein:

Yeah, so, chess is attributed to thinking some number of moves ahead and seeing the future. And I think it's great for a lot of things. It's great for concentration, it's great for planning, but I feel like this market, we have this heavy fog outside thanks to our Canadian friends, and we have I think a big fog in the market. Because the bond market was pretty sure that the Fed was done like a hike ago and now, and this one was a mistake, but all of a sudden now there's maybe going to be another one or two to come or 50 in July. And so the market is constantly wrong and individuals are wrong. Team Transitory was said with confidence and then wrong. And I think we just have to accept that there is a thick fog right now and fixed point prediction, this will happen, that will happen, there won't be a recession, there'll be a hard landing. Thinking about chess to figure out four moves ahead isn't really the right game. I think it's much more apt to think about poker where you have an opponent and you raise, you bet, they raise, you re-raise, they go all in. And now you have to think, what do I know? What's the range of hands that they could have? Could they be bluffing? Might they have anything other than pocket aces, for any of you who know what I'm talking about, or might they have any two cards? And so I think right now we're in almost any two cards kind of scenario. There's a lot of chances of different outcomes and instead of saying, “I think there'll be a recession or there won't”, which I kind of howl at the TV screen when I hear that, I feel like you have to think about ranges of outcomes.

And even if, I listened to Stan this morning whose comments were amazing, like you go with 40% chance of recession or Goldman just shifted to 25, the point is that you could have a 40% chance of something happening and still want to make the investment that it happens because it's priced at 5%. And the way I look at credit right now is that there's almost no chance of a real pickup in defaults priced into credit spreads. And so through that range of outcomes informs our investment view, which is that the market, whether you look at the VIX or credit spreads, is not ready for that uncertainty.

Lisa Abramowicz:

Ok, just a full disclosure, Boaz was banned, I believe from a Scottish poker house for counting cards. Was that correct?

Boaz Weinstein:

So different games, so we talked about chess.

Lisa Abramowicz:

Oh, that was blackjack.

Boaz Weinstein:

But there's poker. I happen in my misspent youth learned to count cards very well, and a Greek casino on Baker Street in London gave me a letter that Lisa saw when I was late to our meeting, that said that I'm no longer allowed to enter on, I think it's 10 Baker Street or maybe that's Sherlock Holmes. But either way, I'm not allowed to enter. And that's a different game. That's a game where it's, you have every piece of information, there's no uncertainty. What are the odds and so forth.

Lisa Abramowicz:

So let's dovetail that into how to get an upper hand at a time when you do have this arbitrage, this fog and you're trying to come up with what the right parameters are, how do you know what's mispriced? How do you know where the probabilities are? What sort of do you look at to make some convictions?

Boaz Weinstein:

Yeah, so I've always gravitated to arbitrage strategies, not about predicting what will happen, but just security A against security B is mispriced. And actually by you accidentally mentioning blackjack just reminded me that Ed Thorp from “Beat the Dealer” or beat Wall Street, this famous MIT professor, if you're watching it's a bucket list item for me to meet you. And he's still going strong. So he in the 1980s did a kind of arbitrage called closed end fund arbitrage. And I know that Warren Buffett when in 1950 before he took Benjamin Graham's class, he sent me in 2018 his position report, that the majority of Warren Buffet's holdings when he was about to enter that class were discounted closed end funds. So I'm interested in arbitrage and closed end fund arbitrage is the thing I'm most interested in today because it is tangible, it's an arbitrage that you can actually collapse yourself. You don't have to hope that Elon Musk buys Twitter in merger arbitrage, in cap structure arb, you have to hope the company behaves a certain way or certain outcomes happen in closed end fund arbitrage, you can actually control your destiny. So maybe I can tell you why I'm very excited about that now.

Lisa Abramowicz:

So closed end funds, let's just explain. You've basically IPO a fund for anyone who doesn't know and you sell shares and then you take the money and you can invest in whatever you want and the shares should trade at the same price as the IPO or even higher unless there's some kind of dissonance that you don't feel like you're going to get all your money back. So why are you seeing an opportunity right now in this sphere?

Boaz Weinstein:

Right, so closed-end funds. We typically know more about open-ended funds. So mutual funds or ETFs, if you want your money back, you're going to get NAV it is an arbitrage on an ETF. And in a mutual fund, they'll sell you a little bit of the portfolio, they'll give you back NAV, you're tethered to NAV. You always get NAV. In a closed end fund and there's 770 of them on the New York Stock Exchange and the London Stock Exchange, you have to sell it to someone else and that might be at a 30% discount to NAV, a 2% premium and everything in between and more. And so closed end funds can sit at huge discounts for a very long time. As we talk here today, about three quarters of the market, the closed in fund market, which is about a half a trillion dollar market, is trading just fine small discount, no discount, premium, but a quarter of it are trading at gaping discounts.

And so I look at it like I'm buying dollars for 80 cents, I'm buying a dollar for 80 cents. And unlike most investments, we have to think what's NVIDIA worth? What's the economy going to do? Here, we just have to think, can we cause that 80 cents to go back to a hundred through our rights to elect a board that cares about those things? The board is of course supposed to be operating to the benefit of shareholders and they have a magic button. They can press a button to turn their closed-end fund into an open-ended fund. They could turn it into a mutual fund, an ETF, they could tender for shares they could even liquidate and they can make that discount go away. That discount today across closed end funds, $60 billion.

Lisa Abramowicz:

Okay, just you're burying the lede. You've declared war on BlackRock. What are you trying to do here?

Boaz Weinstein:

So, well, I wouldn't call it war on BlackRock. We've, been investing for a decade in this space and funds that are at structural discounts that are at double digit discounts, 15, 20% discounts, even if they hold something as benign as California muni bonds in the case of, for example, BFZ or MUC, those are two BlackRock California closed-end funds. And in 2020 when we had a mini skirmish with them on New York Muni funds, they just merged them into their New York Muni open-ended fund. And every single investor, including the employees at these firms, benefited because they own, they're eating their own cooking and everyone won. But the reason there's a battle, the reason you called it a war, is because at the upper level of management, which is really the only place where there's any pushback, they would like to keep the money trapped because they'll get a higher multiple from the stock market if it's in closed-end fund form that they can keep forever versus an ETF where the stock market will say, well, people could redeem from that. And so we have three live campaigns. One of them is super ironic because it's a campaign on a ESG fund. The ticker for that is ECAT. There's a fund called BIGZ, which is like Cathie Wood's ARK since its IPO in March, 2021, it lost 54% and then a California Muni fund, BFZ, if they turn those funds into open-ended funds or conducted tenders at NAV, every single shareholder would win. And that is $580 million to all shareholders from them pressing a button.

Lisa Abramowicz:

How much has your portfolio of closed shares increased as a share of your overall holdings?

Boaz Weinstein:

I, in the past year, have been amazed at how the discounts for some of these funds have ballooned out to 20 cents, 20% discount. And we in our flagship fund are 46% invested in closed end funds. And particularly with BlackRock because they are the world's largest manager because they are talking the talk on ESG, they're saying this is how we want to be treated when we are shareholders in IBM or Disney or what have you, I believe they have to walk the walk. They cannot use entrenchment mechanisms to prevent us from putting people on the board. And I'll just say that they're a thought leader, but what they are doing to entrench with respect to stripping shareholder rights, banning shareholder proposals, which they've done, puts them on the G side of governance as the worst company in the S&P 500.

Lisa Abramowicz:

Taking a step back, people might say they came here thinking that you were going to come here and say the world is falling, credit's going to fall out of bed, bet against it, these sort of broad proclamations and instead you're finding these sort of nuanced trades that you can arbitrage out right now. So I'm wondering how do you find more comfort in some of the market technicals and sort of that aspect of the market rather than the fog? How do you dovetail investing in basically Cathie Wood’s fund because you think that it's a correct discount without understanding sort of the broader sphere of things?

Boaz Weinstein:

Very, very fair. So it is quite easy, in fact, BlackRock's incredible success as a firm. They have look-alike products that are ETFs and you can hedge that can hedge the closed end with the underlying exposures like Ed Thorpe used to do in the 1980s or Warren Buffet thought it was cheap enough that you would hold it just outright or you could actually find one of these ETF look-alikes. There's ECAT on the BlackRock side and then there are multiple multi-billion dollar ESG funds that are mutual funds that trade at NAV, that are great hedges, that are great merger partners for BlackRock. And so we can eliminate the market exposure and isolate just the discount. And to your question, how do we navigate technicals? And Don Fitzpatrick was speaking today about how attractive agency mortgages are and Dan Iverson yesterday about how amazing what agency mortgages are that we have Fannie and Freddie trading at wider spreads for a couple of reasons. One of them being technical, purely technical than even triple B corporates. So how to navigate technical? I feel like it's become way more important in this environment and technicals can sting, that technical can remain. And so one thing that's great about the closed end strategy is it's a closed loop. You can elect a board that cares to press that button and repatriate, in those three funds only, $580 million.

Lisa Abramowicz:

You also think that the technicals are attractive for agency mortgage-backed securities?

Boaz Weinstein:

I think they're, for the reasons Don mentioned, unattractive. You have two thirds of the buyers of these products, now actual sellers. You have BlackRock for example, selling on behalf of Silicon Valley Bank. You have the Fed almost in QE type of terms, or QT not QE. And so you're up against this technical, the technical has created the cheapness and the technical may very well remain, but it's a very different world. I think it's true for meme stocks as well. We saw it's not about what fundamentally a stock is worth. It's about what are the technicals, when might the technicals change? And that's the biggest driver to me of asset prices in my career.

Lisa Abramowicz:

You talk about technicals and that really raises a question of the fragility of markets and kind of market structure at a time when you have seen real concentration in a number of funds and it seems like there is more kind of massive swings in certain areas. Do you feel like this market is more fragile or less fragile than it was a couple of years ago?

Boaz Weinstein:

I think there's a real fragility which showed itself March, 2020 when all of a sudden the bond market and even ETFs were in free fall. And it was really because of this supply demand imbalance. When I started in the business, it was almost inappropriate to think that a mom and pop investor would own junk bonds or CLO tranches. But now with all of the rise of the asset management industry bringing these products, we just heard today, Henry Kravis speak eloquently about bringing private equity to mom and pop investors. And that's really double edged because if it's in a product where they can sell on a day's notice or no day's notice, it can create real challenges. Or if there could be an avalanche because somebody gets their leverage cut in the private credit market and then someone else has to sell. So I think that the fragility remains. It's been tamped down by the incredible accommodation that the government made during COVID, but the danger is still lurking.

Lisa Abramowicz:

Do you think that private credit is an area of substantial risk? Do you think it's in the real estate sector? Do you think that it's just in sort of public credit? Is there an area that you think is most mispriced right now?

Boaz Weinstein:

I think that private credit gets an incredible amount of airtime, including in today's conference. The speaker before Mark Lasry, I've heard him on Bloomberg speak about how incredible the opportunity is to make secured loans at 13%. Now that does sound incredible and you can withstand a pretty high default rate. Now flip it around to the person, the company that's borrowing at 13% maybe into an economic slowdown, maybe into a world where that 13 will turn into 13 and a half because the Fed has not done hiking yet. You have this base rate that has gone from zero to five and a quarter five and it's headed higher. If you believe, again, the experts that I don't know what I believe other than to keep a wide range out there. And so private credit, which was a cottage industry a decade ago, a quarter trillion dollars is now 1.4, 1.5 trillion. And a lot of those companies are going to suffer under the weight of those interest payments. And it is almost for sure recession or no recession that the default rate is going to rise. A few weeks ago, eight companies defaulted over a weekend including one in your industry, Vice Media and...

Lisa Abramowics:

Carry on.

Boaz Weinstein:

She looks a little too happy, by the way...

Lisa Abramowicz:

No, I'm not happy about it. I'm just you know, carry on.

Boaz Weinstein:

So I think that private credit's full of opportunity, but it's also going to be full of risk and there will be some potential chaos should it be met with also a slowdown in the economy.

Lisa Abramowicz:

One of your big lures for your fund is as a tail risk fund and as one that is seeking to preserve capital and then also do well. And I'm wondering how many investors have come to you recently who are still incredibly bearish and trying to figure out how to preserve their capital and make a profit on it in the way that you're advertising?

Boaz Weinstein:

It used to be you had to find a bearish investor that wanted to invest in tail and we could not be easily fit into a box. You mentioned we won the credit fund award, but if you look through our portfolio, though it heavily uses credit products, we're really a long volatility fund that will perform well in a bearish market for credit, for equities. And it used to be hard to find investors that really wanted it, but there's been such a change where US endowments, pensions, European investors, they're not looking at it because they're bearish. They're looking at it to say, first of all, is the cost pretty attractive? Which it is now when you think about all the problems in the world and the relatively cheap cost of hedging them. What is your unique brand, if there is one, of how to accomplish that? And then they're thinking about it, how do I make some money so that if the market sells off hard, instead of having to sell, I can be front footed, I can redeem from you, take that money and invest when there's tremendous scarcity for going long when everyone else is trying to sell like we saw in March, 2020. And so they've been conditioned already to think about it like a way to protect against problems that they would face in that selloff to instead be aggressive to buy the dip and tail funds, I think accomplish that pretty well.

Lisa Abramowicz:

We only have about 90 seconds left and I'm sure that you spend a lot of time just sitting there thinking, what am I not thinking about? How do I see around corners at a time when it's your job to do that? So what keeps you up at night now? I mean, what's your biggest concern as you look around at how we're set up.

Boaz Weinstein:

For the economy or for my own positioning? Very different answers.

Lisa Abramowicz:

Both.

Boaz Weinstein:

So I think that people have been cautious for a long time. It kind of comes out of the COVID mindset and you could see a lot of fear in the market. We had Ukraine, we have inflation, we have all sorts of senior loan officers starting to slow down on lending and you can kind of see these problems, but at the same time, then you see this jobs number and it's very strong and you see signs of life. And so I think people are tired of being defensively positioned and probably have felt some temptation, especially with this AI boom to say, look, maybe we have to move out of T-bills back into risk. And I think T-bills are so attractive because wouldn't it be beautiful to stay conservatively invested if you had to be long with that dry powder if you're not in a tail fund to sell those T-bills and move in when there has been a real reckoning?

I feel like the market is tired of being bearish. And so to have now look at, just the front month VIX, for example, the fear gauge to have that now at its lowest point since a month into COVID, or sorry, six months into COVID, so almost three years now. The lowest point seems kind of wild when you think about all the uncertainty that's in the market. And so I think this is a time to be cautious because the pricing, leaving aside some AI stuff that can keep going, the pricing is not there and we should continue to be cautious, even if that's a little bit boring.

Lisa Abramowicz:

Boaz Weinstein, thank you so much for taking the time. Always a pleasure having you.

Boaz Weinstein:

Thank you, Lisa.

Exhibit 3

Goldman Sachs Asset Management Announces Liquidation of Goldman Sachs MLP and Energy Renaissance Fund

June 07, 2023 05:00 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Goldman Sachs Asset Management (“GSAM”), investment adviser for the Goldman Sachs MLP and Energy Renaissance Fund (the “Fund”) (NYSE: GER), announced today that the Fund’s Board of Trustees, at the recommendation of GSAM, has approved a plan of liquidation and dissolution (the “Plan”) for the Fund. Under the Plan, which is effective today, the Fund will begin the process of liquidating portfolio assets and unwinding its affairs in an orderly fashion over time. The Plan is not subject to shareholder approval.

Kyri Loupis, co-chief investment officer of the Liquid Real Assets business within GSAM and portfolio manager for GER stated: “After careful consideration, we concluded that liquidating the Fund was the best path forward in order to realize value to shareholders. In the last three years, we have taken multiple steps to reduce the Fund’s discount to net asset value including increasing the dividend by 55% and conducting a buyback program which resulted in the retirement of 2.58 million shares or 15.0% of total shares outstanding. We remain very constructive on the fundamentals of the energy infrastructure sector and believe that it is poised to deliver attractive growth in the next few years.”

Steve Barry, head of the Fundamental Equity business within GSAM also stated: “GSAM remains one of the largest asset managers in the energy infrastructure sector. We believe in the longer-term prospects of the sector and are excited to continue delivering sector exposure to our clients via separate accounts and pooled investment vehicles.”

Additional information about the Fund’s liquidation, including the anticipated timing and amount of the Fund’s liquidating distribution to shareholders, will be released in advance of the completion of the Fund’s liquidation.

A liquidation may have important tax consequences for the Fund and its investors. Investors should be aware that a determination of the tax consequences to them should take into account their specific circumstances and that the tax law is subject to change in the future or retroactively and investors are strongly urged to consult with their own tax advisor regarding any potential strategy, investment or transaction.

Goldman Sachs MLP and Energy Renaissance Fund

Goldman Sachs MLP and Energy Renaissance Fund is a non-diversified, closed-end management investment company managed by Goldman Sachs Asset Management’s Energy & Infrastructure Team, which is among the industry’s largest energy infrastructure investment groups.

The Fund began trading on the NYSE on September 26, 2014. The Fund seeks a high level of total return with an emphasis on current distributions to shareholders. The Fund invests primarily in master limited partnerships (“MLPs”) and other energy investments. Effective immediately, the Fund may depart from its stated investment objective and policies as it prepares to liquidate and distribute its assets to shareholders. It is anticipated that the Fund’s portfolio will be positioned into cash, cash equivalents or other liquid assets on or prior to the Fund’s liquidation. The liquidation of the Fund’s portfolio is likely to result in increased transaction costs, which will be borne by the Fund and its shareholders.

About Goldman Sachs Asset Management, L.P.

Bringing together traditional and alternative investments, Goldman Sachs Asset Management provides clients around the world with a dedicated partnership and focus on long-term performance. As the primary investing area within Goldman Sachs (NYSE: GS), we deliver investment and advisory services for the world’s leading institutions, financial advisors and individuals, drawing from our deeply connected global network and tailored expert insights, across every region and market – overseeing more than $2 trillion in assets under supervision worldwide as of March 31, 20231. Driven by a passion for our clients’ performance, we seek to build long-term relationships based on conviction, sustainable outcomes, and shared success over time. Follow us on LinkedIn.

Disclosures

Shares of closed-end investment companies frequently trade at a discount from their net asset value (“NAV”), which may increase investors’ risk of loss. At the time of sale, an investor’s shares may have a market price that is above or below NAV, and may be worth more or less than the original investment. There is no assurance that the Fund will meet its investment objective. Past performance does not guarantee future results. Investments in securities of MLPs involve risks that differ from investments in common stock, including among others risks related to limited control and limited rights to vote on matters affecting MLPs, potential conflicts of interest risk, cash flow risks, dilution risks and trading risks.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security. The Fund has completed its initial public offering. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund’s investment objective, risks, charges and expenses before investing.

Compliance Code: 322092. OTU

Date of First Use: June 7, 2023

_________________________
1 Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion. AUS figure as of March 31, 2023.